EXHIBIT 99.1
National Western Life Group, Inc. Announces 2020 First Quarter Earnings

Austin, Texas, May 11, 2020 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today a first quarter 2020 consolidated net loss of $2.1 million, or $0.58 per diluted Class A common share, compared with consolidated net earnings of $40.2 million, or $11.37 per diluted Class A common share, for the first quarter of 2019. The Company's book value per share as of March 31, 2020 was $558.43.

Total revenues decreased in the first quarter of 2020 to $52.5 million from $217.9 million in the first quarter of 2019 reflecting net investment losses incurred during the current period. Net investment losses were the result of $138.1 million in unrealized losses for market value changes on unexpired investment options which are purchased to hedge the equity indexing obligation on the Company's fixed indexed policies, a $6.0 million decrease in the fair value of equity securities, and $3.4 million in credit losses driven by the application of the new Current Expected Credit Losses accounting standard. Commenting on the activity Mr. Moody indicated, "The COVID-19 pandemic has introduced a great deal of financial uncertainty and economic disruption which was evidenced by the level of unrealized adjustments to investments we report at fair market value. Somewhat hidden behind this data is positive news as our life insurance sales increased 35% in the first quarter over last year and annuity sales increased 23%."

Pretax earnings decreased $53.6 million in the quarter ended March 31, 2020 from the amount reported in the first quarter of 2019. This amount includes a shift of $53.9 million associated with liability accounting for fixed indexed policy obligations. Mr. Moody commented on the charge saying, "Embedded derivative accounting can produce dramatic swings when equity markets are severely disrupted and volatility spikes. Fortunately, we entered 2020 well-positioned in terms of liquidity, with strong capital ratios and a solid balance sheet."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At March 31, 2020, the Company maintained consolidated total assets of $12.3 billion, consolidated stockholders' equity of $2.0 billion, and combined life insurance inforce of $22.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Revenues, excluding investment and index option	$155,632	171,277
gains (losses)
Realized and unrealized gains (losses) on index options	(106,629)	42,003
Realized gains (losses) on investments	3,485	4,629
Total revenues	52,488	217,909

Benefits and expenses:
Life and other policy benefits	33,634	28,189
Amortization of deferred acquisition costs and
value of business acquired	30,037	32,164
Universal life and annuity contract interest	(28,026)	80,916
Other operating expenses	19,822	26,049
Total benefits and expenses	55,467	167,318

Earnings (loss) before income taxes	(2,979)	50,591
Income tax expense	(917)	10,393
Net earnings (loss)	$(2,062)	40,198

Net earnings (loss) attributable to Class A shares	$(2,004)	39,061

Diluted Earnings (Loss) Per Class A Share	$(0.58)	11.37

Diluted Weighted Average Class A Shares	3,436	3,436

			March 31,	December 31,
			2020	2019

Book value per share			$558.43	585.32
Less: Per share impact of accumulated other comprehensive income (loss)			(5.71)	16.53
Book value per share, excluding accumulated other comprehensive income (loss) *			$564.14	568.79

*
Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $(20.8) million at March 31, 2020 and $60.1 million at December 31, 2019. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com